Filed Pursuant to Rule 424(b)(2)
Registration No. 333-183013

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Registration Fee(1)
3.20% Senior Notes Due 2025	$250,000,000	$29,050
4.20% Senior Notes Due 2045	$250,000,000	$29,050

(1)	The filing fee, calculated in accordance with Rule 457(r), has been transmitted to the SEC in connection with the securities offered from Registration Statement File No. 333-183013 by means of this prospectus supplement.

Prospectus supplement

To prospectus dated August 2, 2012

$500,000,000

$250,000,000 3.20% Senior Notes due 2025

$250,000,000 4.20% Senior Notes due 2045

This is an offering by Magellan Midstream Partners, L.P. of $250 million aggregate principal amount of 3.20% Senior Notes due 2025 and $250 million aggregate principal amount of 4.20% Senior Notes due 2045. Interest will be payable on the notes due 2025 on March 15 and September 15 of each year and on the notes due 2045 on March 15 and September 15 of each year. The notes due 2025 will mature on March 15, 2025, and the notes due 2045 will mature on March 15, 2045. Interest on each series of notes will accrue from March 4, 2015, and the first interest payment on the notes due 2025 will be due on September 15, 2015, and the first interest payment on the notes due 2045 will be due on September 15, 2015. We refer to the notes due 2025 and the notes due 2045 collectively as the “notes.”

We may redeem some or all of the notes at any time or from time to time at the applicable redemption prices described in this prospectus supplement under the caption “Description of notes—Optional redemption.”

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future unsecured senior debt, including borrowings under our revolving credit facility and commercial paper program, and senior to any future subordinated debt that we may incur.

Investing in the notes involves risks that are described in the “Risk factors” section beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying base prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December  31, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to Magellan(1)
Per note due 2025	99.871%	0.650%	99.221%
Total	$249,677,500	$1,625,000	$248,052,500
Per note due 2045	99.965%	0.875%	99.090%
Total	$249,912,500	$2,187,500	$247,725,000

(1)	Plus accrued interest from March 4, 2015, if settlement occurs after that date.

Each series of notes is a new issue of securities with no established trading market. We do not currently intend to apply for listing of the notes on any securities exchange or to be quoted on any automated quotation system.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants on or about March 4, 2015.

Joint book-running managers

J.P. Morgan	Citigroup
RBC Capital Markets	SunTrust Robinson Humphrey

Co-managers

Barclays	MUFG	Morgan Stanley	PNC Capital Markets LLC

SMBC Nikko	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is February 25, 2015.

Prospectus Supplement

Prospectus

S-i

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes. The second part is the accompanying base prospectus, which gives more general information about the securities we may offer from time to time. Generally when we refer only to the “prospectus,” we are referring to both parts combined.

If the information about the offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized anyone to provide you with different or additional information. We and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus and any free writing prospectus is accurate as of any date other than the dates shown in those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

None of Magellan Midstream Partners, L.P., the underwriters or any of their respective representatives is making any representation to you regarding the legality of an investment in the notes by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the notes.

As used in this prospectus supplement and the accompanying base prospectus, unless we indicate otherwise, the terms “our,” “we,” “us” and similar terms refer to Magellan Midstream Partners, L.P., together with its subsidiaries.

S-ii

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read “Risk factors” beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying base prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014 for more information about important factors that you should consider before purchasing notes in this offering.

Magellan Midstream Partners, L.P.

We were formed as a limited partnership under the laws of the State of Delaware in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the transportation, storage and distribution of refined petroleum products and crude oil. As of December 31, 2014, our three operating segments included:

•

our refined products segment, including our 9,500-mile refined products pipeline system with 53 terminals as well as 27 independent terminals not connected to our pipeline system and our 1,100-mile ammonia pipeline system;

•

our crude oil segment, comprised of approximately 1,600 miles of crude oil pipelines and storage facilities with an aggregate storage capacity of approximately 21 million barrels, of which 12 million barrels are used for leased storage; and

•	our marine storage segment, consisting of five marine terminals located along coastal waterways with an aggregate storage capacity of approximately 26 million barrels.

Our principal executive offices are located in One Williams Center, Tulsa, Oklahoma 74172 and our phone number is (918) 574-7000.

Partnership structure and management

Our operations are conducted through, and our operating assets are owned by, our subsidiaries. Our general partner, which is also a wholly owned subsidiary, has sole responsibility for conducting our business and managing our operations. Our general partner has a non-economic general partner interest in us and does not receive a management fee or other compensation in connection with its management of our business.

The following table describes our current ownership structure. The percentages reflected in the table, other than the general partner interest, represent approximate ownership interests in us.

Ownership of Magellan Midstream Partners, L.P.	Percentage interest
Public common units	99.8%
Officer and director common units	0.2%
General partner interest	0.0%

Total	100.0%

The offering

Issuer	Magellan Midstream Partners, L.P.

Securities	$500 million aggregate principal amount of Senior Notes consisting of:

•	$250 million aggregate principal amount of 3.20% Senior Notes due 2025; and

•	$250 million aggregate principal amount of 4.20% Senior Notes due 2045.

Maturity date	The notes due 2025 will mature on March 15, 2025. The notes due 2045 will mature on March 15, 2045.

Interest payment dates	Interest will be payable on the notes due 2025 on March 15 and September 15 of each year, beginning September 15, 2015. Interest will be payable on the notes due 2045 on March 15 and September 15 of each year, beginning September 15, 2015.

Interest on the notes will accrue from March 4, 2015.

Use of proceeds	We intend to use the net proceeds from this offering for general partnership purposes and to repay borrowings outstanding under our revolving credit facility, if any, and our commercial paper program.

Affiliates of the underwriters participating in this offering are lenders under our revolving credit facility, participants in our commercial paper program, or both, and may receive a portion of the proceeds of this offering through our repayment of the indebtedness outstanding under our revolving credit facility, if any, and commercial paper program with such proceeds. Please see “Use of proceeds.”

Optional redemption	We may redeem some or all of the notes at any time or from time to time prior to maturity. We may, at our option, redeem all or part of each series of notes by paying an amount equal to the greater of 100% of the principal amount of the notes to be redeemed or the sum of the present values of the remaining scheduled payments of principal and interest on the notes that would be due if the notes due 2025 or the notes due 2045 matured on December 15, 2024 or September 15, 2044, respectively, but for the redemption, plus a make-whole premium at any time prior to:

•	December 15, 2024, in the case of the notes due 2025; and

•	September 15, 2044, in the case of the notes due 2045.

On or after such dates, we will pay an amount equal to 100% of the principal amount of the notes to be redeemed. We will pay accrued and unpaid interest, if any, on the notes redeemed to the redemption date. See “Description of notes—Optional redemption.”

Subsidiary guarantees	Our subsidiaries will not initially guarantee the notes. In the future, however, we will cause any of our subsidiaries that subsequently guarantee or become a co-obligor in respect of any of our funded debt to equally and ratably guarantee the notes offered hereby.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured senior debt, including borrowings under our revolving credit facility and commercial paper program, and senior to any future subordinated debt that we may incur.

We conduct substantially all of our business through our subsidiaries. The notes will be structurally subordinated to all existing and future debt and other liabilities, including trade payables, of any of our non-guarantor subsidiaries. As of December 31, 2014, our subsidiaries had no debt for borrowed money owing to any unaffiliated third parties.

Certain covenants	We will issue the notes under an indenture, with U.S. Bank National Association, as trustee. The indenture does not limit the amount of unsecured debt we may incur. The indenture contains limitations on, among other things, our ability to:

•	incur debt secured by certain liens;

•	engage in certain sale-leaseback transactions; and

•	consolidate, merge or dispose of all or substantially all of our assets.

Additional issuances	We may, at any time, without the consent of the holders of the notes due 2025 or the notes due 2045, as applicable, issue additional notes due 2025 or additional notes due 2045 having the same interest rate, maturity and other terms as the notes due 2025 or the notes due 2045, as applicable, offered hereby (except for the issue date, the public offering price and, if applicable, the first interest payment date). Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series under the indenture.

Risk factors	Please read “Risk factors” beginning on page S-8 of this prospectus supplement and on page 3 of the accompanying base prospectus, as well as the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of factors you should carefully consider before investing in the notes.

Governing law	The notes and the indenture governing the notes will be governed by New York law.

Summary financial and operating data

The following table sets forth our summary financial and operating data as of and for the years ended December 31, 2012, 2013 and 2014. This financial data was derived from our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2014. The financial data set forth below should be read in conjunction with those consolidated financial statements and the notes thereto, which are incorporated by reference into this prospectus supplement and the accompanying base prospectus and have been filed with the SEC. All other data have been derived from our financial records.

The financial measures of distributable cash flow, adjusted EBITDA and operating margin, which are not prepared in accordance with generally accepted accounting principles (“GAAP”), are presented in the summary financial data. We have presented these financial measures because we believe that investors benefit from having access to the same financial measures utilized by management.

In the following tables, we present the financial measure of distributable cash flow, which is a non-GAAP measure. Our partnership agreement requires that all of our available cash, less amounts reserved by our general partner’s board of directors, be distributed to our limited partners on a quarterly basis. Management uses distributable cash flow to determine the amount of cash our operations generated that is available for distribution to our limited partners (before any reserves established by our general partner’s board of directors) and for recommending to our general partner’s board of directors the amount of cash distributions to be paid each period. We also use distributable cash flow as the basis for calculating our equity-based incentive pay. A reconciliation of distributable cash flow to net income, the nearest comparable GAAP measure, is included in the following tables.

In addition to distributable cash flow, the non-GAAP measures of operating margin (in the aggregate and by segment) and adjusted EBITDA are presented in the following tables. We compute the components of operating margin and adjusted EBITDA using amounts that are determined in accordance with GAAP. Reconciliations of operating margin to operating profit and adjusted EBITDA to net income, which are the nearest comparable GAAP financial measures, are included in the following tables. Reconciliations of segment operating margin to segment operating profit are included in our Annual Report on Form 10-K for the year ended December 31, 2014. Operating margin is an important measure of the economic performance of our core operations. Operating profit, alternatively, includes depreciation and amortization expense and general and administrative expense that management does not consider when evaluating the core profitability of an operation. Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.

Since the non-GAAP measures presented here include adjustments specific to us, they may not be comparable to similarly-titled measures of other companies.

	Year ended December 31,
(dollars in thousands, except per unit amounts)	2012	2013	2014

Income statement data:
Transportation and terminals revenue	$970,744	$1,138,328	$1,402,638
Product sales revenue	799,382	744,669	878,974
Affiliate management fee revenue(a)	1,948	14,609	22,111

Total revenue	1,772,074	1,897,606	2,303,723
Operating expenses	328,454	346,070	444,272
Cost of product sales	657,108	578,029	594,585
Earnings of non-controlled entities	(2,961)	(6,275)	(19,394)

Operating margin	789,473	979,782	1,284,260
Depreciation and amortization expense	128,012	142,230	161,741
General and administrative expense	109,403	132,496	148,288

Operating profit	552,058	705,056	974,231
Interest expense, net	111,679	115,782	119,186
Debt placement fee amortization expense	2,087	2,424	2,333
Other expense(b)	—	—	8,573

Income before provision for income taxes	438,292	586,850	844,139
Provision for income taxes(c)	2,622	4,613	4,620

Net income	$435,670	$582,237	$839,519

Basic net income per limited partner unit	$1.92	$2.57	$3.69

Diluted net income per limited partner unit	$1.92	$2.56	$3.69

Balance sheet data:
Working capital (deficit)(d)	$307,658	$(241,543)	$(133,488)
Total assets	$4,420,067	$4,820,812	$5,517,285
Long-term debt	$2,393,408	$2,435,316	$2,982,895
Partners’ capital	$1,515,702	$1,647,442	$1,868,233

Cash distribution data:
Cash distributions declared per unit(e)	$1.88	$2.18	$2.62
Cash distributions paid per unit(e)	$1.78	$2.10	$2.51

(Footnotes appear on following page)

	Year ended December 31,
(dollars in thousands)	2012	2013	2014

Other data:
Operating margin:
Refined products	$592,828	$693,985	$870,205
Crude oil	91,367	176,420	295,830
Marine storage	102,323	106,198	114,712
Allocated partnership depreciation costs(f)	2,955	3,179	3,513

Operating margin	$789,473	$979,782	$1,284,260

Adjusted EBITDA and Distributable cash flow:
Net income	$435,670	$582,237	$839,519
Interest expense, net, and provision for income taxes	114,301	120,395	123,806
Depreciation and amortization expense(g)	130,099	144,654	164,074
Equity-based incentive compensation expense(h)	8,038	11,823	12,471
Asset retirements and impairments	12,622	7,835	7,223
Commodity-related adjustments(i)	12,894	(339)	(56,288)
Other(j)	4,850	(409)	(8,724)

Adjusted EBITDA	718,474	866,196	1,082,081
Interest expense, net, and provision for income taxes	(114,301)	(120,395)	(123,806)
Maintenance capital (net of reimbursements)	(64,396)	(76,081)	(77,806)

Distributable cash flow	$539,777	$669,720	$880,469

	Year ended December 31,
	2012	2013	2014

Operating statistics:
Refined products:
Transportation revenue per barrel shipped	$1.230	$1.313	$1.399
Volume shipped (million barrels):
Gasoline	223.7	239.7	256.1
Distillates	136.7	146.5	163.1
Aviation fuel	21.5	21.1	23.0
Liquefied petroleum gases	8.5	7.8	9.9

Total volume shipped	390.4	415.1	452.1

Crude oil:
Transportation revenue per barrel shipped	$0.305	$0.880	$1.192
Volume shipped (million barrels)	72.0	113.2	185.5
Crude oil terminal average utilization (million barrels per month)	12.6	12.3	12.2

Marine storage:
Marine terminal average utilization (million barrels per month)	23.8	23.0	22.9

(a)	Represents management fees received by us from several of our non-controlled entities.

(b)	Other expense for 2014 was a non-cash charge for the change in the differential between the current spot price and forward price on fair value hedges associated with our tank bottoms and linefill assets.

(c)	Provision for income taxes reflects a partnership-level tax levied by the State of Texas. This tax is based on revenue less direct costs of sale for our assets apportioned to the State of Texas.

(d)	Working capital deficit at December 31, 2013 included the current portion of long-term debt of approximately $250 million consisting of our 6.45% notes due 2014. We repaid these notes at maturity with proceeds from our commercial paper program.

(e)	Cash distributions declared represent distributions declared associated with the earnings of each calendar year. Distributions were declared and paid within 45 days following the close of each quarter. Cash distributions paid represent cash payments for distributions during each of the periods presented.

(f)	Certain depreciation expense was allocated to our various business segments, which in turn recognized these allocated costs as operating expense, reducing segment operating margins by these amounts.

(g)	Includes debt placement fee amortization expense.

(h)	Excludes tax withholdings, which were paid in cash, on settlement of these equity-based incentive awards.

(i)	Commodity related adjustments primarily include: (i) the reversal of amounts recognized in net income from derivatives we designate as economic hedges of commodities that had not been physically sold at each respective period end, (ii) the fair value of derivatives designated as economic hedges of commodities that were physically sold in each respective reporting period, and (iii) the change in the differential between the current spot price and forward price on derivatives we designate as fair value hedges of tank bottoms and linefill assets that will be sold in future periods.

(j)	Other primarily includes adjustments for earnings of our non-controlled entities and distributions.

Risk factors

An investment in our notes involves risk. You should carefully read the risk factors set forth below, the risk factors included under the caption “Risk factors” beginning on page 3 of the accompanying base prospectus, and the risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement and the accompanying base prospectus.

Risks related to the notes

Your ability to transfer the notes at a time or price you desire may be limited by the absence of an active trading market, which may not develop.

The notes are a new issue of securities with no established trading market. Although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended (the “Securities Act”), we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system. In addition, although the underwriters have informed us that they intend to make a market in the notes as permitted by applicable laws and regulations, they are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. An active market for the notes may not develop or, if developed, may not continue. In the absence of an active trading market, you may not be able to transfer the notes within the time or at the price you desire.

The notes will be our senior unsecured obligations. As such, the notes will be effectively junior to any secured debt we may incur in the future and to the future secured debt of any subsidiaries that guarantee the notes and structurally junior to the existing and future debt and other liabilities of our subsidiaries that do not guarantee the notes.

The notes will be our senior unsecured debt and will rank equally in right of payment with all of our other existing and future unsubordinated debt, including borrowings under our revolving credit facility and commercial paper program. The notes will be effectively junior to any secured debt we may incur in the future (to the extent of the value of the collateral securing the indebtedness) and to the future secured debt of any subsidiaries that guarantee the notes (to the extent of the value of the collateral securing the indebtedness) and structurally junior to the existing and future debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes. As of December 31, 2014, our subsidiaries had no debt for borrowed money owing to any unaffiliated third parties. Initially, there will be no subsidiary guarantors of the notes, and there may be none in the future.

If we are involved in any dissolution, liquidation or reorganization, any secured debt holders would be paid before you receive any amounts due under the notes to the extent of the value of the assets securing their debt and creditors of our subsidiaries may also be paid before you receive any amounts due under the notes. In that event, you may not be able to recover any principal or interest you are due under the notes.

A guarantee could be voided if the guarantee was held to be a fraudulent transfer at the time the indebtedness evidenced by the guarantee was incurred, which could result in the noteholders being able to rely only on us to satisfy claims.

Initially, none of our subsidiaries will guarantee the notes. In the future, however, if our subsidiaries become guarantors or co-obligors of our funded debt, then these subsidiaries will guarantee our payment obligations under the notes. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims under a guarantee may be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor under a guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the notes or to repay them at maturity.

Our partnership agreement requires us to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record within 45 days following the end of every quarter. Available cash with respect to any quarter is generally all of our cash on hand at the end of such quarter, less cash reserves for certain purposes. The board of directors of our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries as it determines are necessary or appropriate. As a result, we do not have the same flexibility as corporations or other entities that do not pay dividends or have complete flexibility regarding the amounts they will distribute to their equity holders. Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the timing and amount of our quarterly distributions to our unitholders could significantly reduce the cash available to pay the principal, premium (if any) and interest on the notes.

Because we have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, our ability to service our debt is largely dependent on our receipt of distributions or other payments from our subsidiaries.

We are a partnership holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the ownership interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit instruments, applicable state business organization laws and other laws and regulations. If we are unable to obtain the funds necessary to pay all the principal and interest on the notes when due, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes on terms that are acceptable to us, or at all.

We may be able to incur substantially more debt. This could exacerbate the risks associated with our indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The total borrowing capacity under our revolving credit facility, which matures in November 2018, is $1.0 billion. As of February 20, 2015, we had no outstanding borrowings under our revolving credit facility and $481.9 million outstanding indebtedness under our commercial paper program. If we incur any additional indebtedness, including borrowings under our revolving credit facility and issuances of additional notes, that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The indenture governing the notes will also permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the notes, and to engage in sale-leaseback arrangements, subject to certain limitations. Any of these actions could adversely affect our ability to make principal and interest payments on the notes.

Tax risks

Our tax treatment will depend on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the Internal Revenue Service (the “IRS”) treats us as a corporation for tax purposes or we become subject to entity-level taxation, it would reduce the amount of cash available for payment of principal and interest on the notes.

If we were classified as a corporation for U.S. federal income tax purposes, we would be required to pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which could materially and adversely affect our ability to make payments on the notes.

Current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to entity-level taxation. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the U.S. federal income tax laws and interpretations thereof could materially and adversely affect our ability to make payments on the notes. We are unable to predict whether any such changes or any other proposals will ultimately be enacted. At the state level, changes in current state law may subject us to additional entity level taxation by individual states. Due to widespread state budget deficits and for other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may materially reduce the cash we have available to make payments on the notes.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Year ended December 31,
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	4.2x	4.7x	4.6x	5.3x	6.5x

For purposes of calculating the ratio of earnings to fixed charges:

•

“fixed charges” represent interest expense (including amounts capitalized), amortization of debt discounts, premiums and capitalized debt issuance costs and an estimate of the amount of interest included in rental expense; and

•

“earnings” represent the aggregate of income from continuing operations (before adjustment for income taxes and earnings from equity investments), fixed charges, amortization of capitalized interest and distributions from equity investments, less capitalized interest.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $495.3 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general partnership purposes and to repay borrowings outstanding under our revolving credit facility, if any, and our commercial paper program.

Borrowings under our revolving credit facility have been used for general partnership purposes, including capital expenditures and business acquisitions. Amounts repaid on our revolving credit facility may be re-drawn in the future. The revolving credit facility’s maturity date is November 21, 2018, and as of February 20, 2015, the outstanding balance was zero.

Borrowings under our commercial paper program have been used for general partnership purposes, including capital expenditures, repayment of debt and business acquisitions. The maturities of the commercial paper notes vary, but may not exceed 397 days from the date of issuance. As of February 20, 2015, we had $481.9 million outstanding commercial paper notes and the weighted-average interest rate on such commercial paper notes was 0.5%.

Affiliates of the underwriters participating in this offering are lenders under our revolving credit facility, participants in our commercial paper program, or both, and may receive a portion of the proceeds of this offering through our repayment of the indebtedness outstanding under our revolving credit facility, if any, and commercial paper program with such proceeds. Please see “Underwriting.”

Capitalization

The following table sets forth our cash balance and capitalization as of December 31, 2014:

•	on a historical basis; and

•

on an as adjusted basis to give effect to the sale of the notes offered by us pursuant to this prospectus supplement and the application of the net proceeds therefrom in the manner described under “Use of proceeds” in this prospectus supplement.

We expect to receive net proceeds from this offering of approximately $495.3 million, after deducting the underwriting discount and estimated offering expenses payable by us.

This table should be read together with our historical financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying base prospectus.

	As of December 31, 2014
(dollars in millions)	Historical	As adjusted
Cash and cash equivalents(1)	$17.1	$215.5

Debt:
Commercial paper(2)	$296.9	$—
Revolving credit facility(3)	—	—
5.65% senior notes due 2016	250.8	250.8
6.40% senior notes due 2018	257.3	257.3
6.55% senior notes due 2019	567.9	567.9
4.25% senior notes due 2021	556.3	556.3
6.40% senior notes due 2037	249.0	249.0
4.20% senior notes due 2042	248.4	248.4
5.15% senior notes due 2043	556.3	556.3
New notes due 2025	—	249.7
New notes due 2045	—	249.9

Total debt	$2,982.9	$3,185.6

Total partners’ capital	$1,868.2	$1,868.2

Total capitalization	$4,851.1	$5,053.9

(1)	As of February 20, 2015, we had $20.4 million of cash and cash equivalents.

(2)	As of February 20, 2015, we had $481.9 million of borrowings outstanding under our commercial paper program.

(3)	As of February 20, 2015, we had no borrowings outstanding under our revolving credit facility.

Description of notes

In this offering, we will issue two series of notes, and we refer to each such series as a “series.” The first series, designated as our “3.20% Senior Notes due 2025,” will mature in 2025, and we refer to those notes as the “notes due 2025.” The second series, designated as our “4.20% Senior Notes due 2045,” will mature in 2045, and we refer to those notes as the “notes due 2045.” When we refer to the “notes,” we mean both such series of notes. We will issue the notes under a senior indenture dated as of August 11, 2010, between us and U.S. Bank National Association, as trustee, as supplemented by a fourth supplemental indenture for the notes due 2025 and as supplemented by a fifth supplemental indenture for the notes due 2045. The fourth supplemental indenture will set forth certain specific terms applicable to the notes due 2025 and the fifth supplemental indenture will set forth certain specific terms applicable to the notes due 2045. References to the “indenture” in this description mean the senior indenture as so supplemented by the fourth and fifth supplemental indentures. You can find the definitions of various terms used in this description under “—Certain definitions.” The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

This description is intended to be an overview of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus under “Description of Our Debt Securities” and the provisions of the indenture that may be important to you before investing in the notes. This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying base prospectus. Capitalized terms defined in the accompanying base prospectus or in the indenture have the same meanings when used in this prospectus supplement unless updated herein. In this description, all references to “we,” “us” or “our” are to Magellan Midstream Partners, L.P. only, and not its subsidiaries, unless otherwise indicated.

The indenture does not limit the amount of debt securities that we may issue. Debt securities may be issued under the indenture from time to time in separate series, each up to the aggregate amount from time to time authorized for such series. The notes due 2025 and the notes due 2045 will be the first series of debt securities to be issued under the fourth and fifth supplemental indentures, respectively.

General

The notes

We will issue the notes due 2025 initially in an aggregate principal amount of $250 million and the notes due 2045 initially in an aggregate principal amount of $250 million. The notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes due 2025 and the notes due 2045:

•	will each be our general senior unsecured obligations;

•

will each constitute a new series of debt securities issued under the indenture, and such series will initially be limited to an aggregate principal amount of $250 million for the notes due 2025 and $250 million for the notes due 2045;

•	will mature on March 15, 2025, and on March 15, 2045, respectively;

•	will not be entitled to the benefit of any sinking fund; and

•

initially will be issued only in book-entry form represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC, and deposited with the trustee as custodian for DTC.

Interest

Interest on the notes will:

•	accrue at the rate of 3.20% per annum for the notes due 2025 and at the rate of 4.20% per annum for the notes due 2045;

•	accrue from March 4, 2015 or the most recent interest payment date;

•

be payable in cash semi-annually in arrears on March 15 and September 15 of each year for the notes due 2025 and on March 15 and September 15 of each year for the notes due 2045, beginning September 15, 2015 for the notes due 2025 and beginning September 15, 2015 for the notes due 2045;

•	be payable to holders of record of the notes due 2025 and to holders of record of the notes due 2045 on March 1 and September 1 immediately preceding the related interest payment dates;

•	be computed on the basis of a 360-day year consisting of twelve 30-day months; and

•	be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.

Payment and transfer

Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose. Initially, this will be the corporate trust office of the trustee located at 100 Wall Street, Suite 1600, New York, New York 10005.

Payment of principal of, premium, if any, and interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes are no longer represented by a global note, payments of interest on notes in definitive form may, at our option, be made at the corporate trust office or agency of the trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder of at least $1,000,000 in principal amount of notes. All funds that we provide to the trustee or a paying agent for the payment of principal and any premium or interest on any note that remain unclaimed at the end of two years will (subject to applicable abandoned property laws) be repaid to us, and the holder of such note must thereafter look only to us for payment as a general creditor.

No service charge will be imposed for any registration of transfer or exchange of notes, but we or the trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable upon transfer or exchange of notes. We are not required to register the transfer of or to exchange any note (1) selected or called for redemption or (2) during a period of 15 days before mailing notice of any redemption of notes.

The registered holder of a note will be treated as its owner for all purposes, and all references in this description to “holders” mean holders of record, unless otherwise indicated.

Replacement of securities

We will replace any mutilated, destroyed, lost or stolen notes at the expense of the holder upon surrender of the mutilated notes to the trustee or evidence of destruction, loss or theft of a note satisfactory to us and the trustee. In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the trustee and to us before a replacement note will be issued.

Additional issuances

We may, without notice or the consent of the holders of the notes due 2025 or the notes due 2045, issue additional notes due 2025 or additional notes due 2045 in an unlimited aggregate principal amount at any time and from time to time under the indenture, as supplemented by the fourth or fifth supplemental indenture, as applicable. Any issuance of additional notes is subject to all of the covenants in the indenture as supplemented by the fourth or fifth supplemental indenture, as applicable. These additional notes will have substantially the same terms as the notes offered hereby in all respects (or in all respects except for the issue date, the public offering price and, if applicable, the first interest payment date) so that the additional notes may be consolidated and form a single series with the notes due 2025 or the notes due 2045, as applicable, and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Optional redemption

The notes will be redeemable, at our option, in whole or in part at any time prior to:

•	December 15, 2024, in the case of the notes due 2025; or
•	September 15, 2044, in the case of the notes due 2045.

The redemption price will be equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if the notes due 2025 or the notes due 2045 matured on December 15, 2024 or September 15, 2044, respectively, but for the redemption (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points, in the case of the notes due 2025, or 25 basis points, in the case of the notes due 2045;

plus, in either case, accrued and unpaid interest, if any, to the date of redemption. The actual redemption price, calculated as provided in this description, will be calculated and certified to the trustee and us by the Independent Investment Banker (as defined below).

On or after:

•	December 15, 2024, in the case of the notes due 2025; or
•	September 15, 2044, in the case of the notes due 2045;

the notes will be redeemable, at our option, in whole or in part, at a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, if less than all of the outstanding notes are to be redeemed, the redemption date, the redemption price (or the method of calculating it) and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption on the redemption date. If less than all the notes are redeemed at any time, the trustee will select the notes (or any portion of notes in integral multiples of $1,000) to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate, but beneficial interests in notes in global form will be selected for redemption in accordance with DTC’s customary practices.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes to be redeemed.

“Comparable Treasury Price” means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC or SunTrust Robinson Humphrey, Inc. or any of their respective successor firms, or if each such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (1) J.P. Morgan Securities LLC, Citigroup Global Markets Inc. and RBC Capital Markets, LLC or their successors; and (2) two other Primary Treasury Dealers (in each case, or its affiliates and successors) that we specify from time to time; provided that if any of the Reference Treasury Dealers specifically named above resigns, its successor dealer shall be a Primary Treasury Dealer selected by the trustee.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and ask prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount)

quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week in which the calculation date falls (or in the immediately preceding week if the calculation date falls on any day prior to the usual publication date for such release) or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date. Any weekly average yields calculated by interpolation or extrapolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Except as set forth above, the notes will not be redeemable by us prior to maturity, will not be entitled to the benefit of any sinking fund and will not be subject to repurchase by us at the option of the holders.

Ranking

The notes will be unsecured, unless we are required to secure them as described below under “—Certain covenants—Limitations on liens.” The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior unsecured debt, including borrowings under our revolving credit facility, and senior to any future subordinated debt that we may incur.

We currently conduct substantially all our operations through our Subsidiaries, and our Subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions or advances from our Subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our Subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our Subsidiaries cash that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of our Subsidiaries, including claims of trade payables, except for any Subsidiary Guarantees as described below under “—Potential guarantee of notes by subsidiaries.” This means that you, as a holder of the notes, will have a junior position to the claims of creditors of such Subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The indenture does not limit the amount of debt we or our Subsidiaries may incur.

As of December 31, 2014, we had an aggregate of approximately $2.98 billion of total debt outstanding, excluding discounts and fair value adjustments, all of which would rank equally in right of payment with the notes. None of such total debt was borrowings outstanding under our revolving credit facility. As of December 31, 2014, our Subsidiaries had no debt for borrowed money owing to any unaffiliated third parties.

Potential guarantee of notes by subsidiaries

Initially, the notes will not be guaranteed by any of our Subsidiaries. In the future, however, if any of our Subsidiaries become guarantors or co-obligors of our Funded Debt, then those Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes. We refer to any such Subsidiaries as “Subsidiary Guarantors” and sometimes to such guarantees as “Subsidiary Guarantees.” Each Subsidiary Guarantor will execute a supplement to the indenture to provide its guarantee.

The obligations of each Subsidiary Guarantor under its guarantee of the notes will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its guarantee.

Addition and release of subsidiary guarantors

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to the notes as described below under “—Defeasance” or discharge our obligations under the indenture with respect to the notes as described below under “—Satisfaction and discharge,” then any Subsidiary Guarantee will be released. Further, if no Default has occurred and is continuing under the indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

•

automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership, limited liability company or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation or dissolution of the Subsidiary Guarantor; or

•

upon delivery of a written notice by us to the trustee of the release of all guarantees by the Subsidiary Guarantor of any Funded Debt of ours, except the debt securities outstanding under the indenture.

If at any time following any release of a Subsidiary Guarantor from its initial guarantee of the notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees any of our Funded Debt (other than our obligations under the indenture), then we will cause the Subsidiary Guarantor to again guarantee the notes in accordance with the indenture.

Certain covenants

The following is a description of certain covenants of the indenture that limit our ability and the ability of our Subsidiaries to take certain actions.

Limitations on liens

We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than debt securities issued under the indenture), without in any such case making effective provision whereby all of the notes and other debt securities then outstanding under the indenture are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. This restriction does not apply to or prevent the creation or existence of:

•

any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the Issue Date or created pursuant to an “after acquired property” clause or similar term in existence on the Issue Date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary and in existence on the Issue Date;

•

any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

•

any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

•

any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

•

any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

•	any Lien in favor of us or any Restricted Subsidiary;

•

any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

•	Permitted Liens;

•

any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a Lien upon such property or assets permitted by the first eight bullet points, inclusive, above; or

•

any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first nine bullet points, inclusive, above, or of any Debt secured thereby; provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

Notwithstanding the preceding, under the indenture, we may, and may permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than debt securities issued under the indenture) that is not excepted by the bullet points above without securing the notes and other debt securities issued under the indenture, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by the bullet points above, together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time 15% of Consolidated Net Tangible Assets.

Restriction on sale-leasebacks

We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

•

the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

•	the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

•

we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale- Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the debt securities issued under the indenture; or

•

we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of us or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than debt securities issued under the indenture) secured by Liens upon Principal Properties not excepted by bullet points one through ten, inclusive, of the first paragraph of the limitations on liens covenant described above do not exceed at any one time 15% of Consolidated Net Tangible Assets.

Limitation on amending partnership agreement

Except in limited circumstances, we may not amend certain provisions of our partnership agreement, in a manner that is materially adverse to the interests of the holders of the notes, that require us to maintain our separate existence, resolve any conflicts of interest with our general partner and its affiliates in a manner that is fair and reasonable to us, or take certain actions related to our bankruptcy or liquidation without the approval of the conflicts committee of our general partner.

Reports

So long as any notes are outstanding, we will be required to comply with the covenant under the caption “Description of Our Debt Securities—Covenants—Reports” of the accompanying base prospectus. We are also required to furnish to the trustee annually a statement as to our compliance with all covenants under the indenture.

Merger, amalgamation, consolidation and sale of assets

We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

•	we are the surviving Person in the case of a merger, or the surviving or transferee Person if other than us:

•	is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•	expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the debt securities issued under the indenture;

•	immediately after giving effect to the transaction or series of transactions, no Default or Event of Default has occurred or is continuing;

•	if we are not the surviving Person, then each Subsidiary Guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the notes will continue to apply to the obligations under the notes and the indenture; and

•

we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all of our liabilities and obligations under the indenture and the notes. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the notes.

Events of default

Events of default

In addition to the “Events of Default” described under the caption “Description of Our Debt Securities—Events of Default, Remedies and Notice—Events of Default” of the accompanying base prospectus, “Events of Default” under the indenture with respect to the notes will also include:

•

default by us or any of our Subsidiaries in the payment at the stated maturity, after the expiration of any applicable grace period, of principal of, premium, if any, or interest on any Debt then outstanding having a principal amount in excess of the greater of $50.0 million or 5% of our total consolidated partners’ capital, or acceleration of any Debt having a principal amount in excess of such amount so that it becomes due and payable prior to its stated maturity and such acceleration is not rescinded within 60 days after notice;

•

a final judgment or order for the payment of money in excess of the greater of $50.0 million or 5% of our total consolidated partners’ capital (in each case, net of applicable insurance coverage) having been rendered against us or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; and

•

except in limited circumstances, the amendment by our general partner of certain provisions of its limited liability company agreement, in a manner that is materially adverse to the interests of the holders of the notes, that require it to maintain its and our separate existence, or take certain actions related to its and our bankruptcy or liquidation without the approval of the conflicts committee of our general partner.

Exercise of remedies

If an Event of Default, other than an Event of Default described in the fifth bullet point under the caption “Description of Our Debt Securities—Events of Default, Remedies and Notice—Events of Default” of the accompanying base prospectus, occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the notes to be due and payable immediately. If an Event of Default described in such fifth bullet point occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all debt securities outstanding under the indenture, including the notes, will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

The holders of a majority in principal amount of the outstanding notes may rescind any declaration of acceleration by the trustee or the holders, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing Events of Default with respect to the notes have been cured or waived, other than the nonpayment of principal, premium or interest on the notes that have become due solely by the declaration of acceleration.

The trustee will not be obligated, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of notes, unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of notes may pursue any remedy with respect to the indenture or the notes, unless:

•	such holder has previously given the trustee notice that an Event of Default with respect to the notes is continuing;

•	holders of at least 25% in principal amount of the outstanding notes have requested that the trustee pursue the remedy;

•	such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

•	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder of a note to sue for enforcement of any overdue payment. The holders of a majority in principal amount of the notes have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to the notes. The trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the indenture;

•	the trustee determines is unduly prejudicial to the rights of any holder of notes not taking part in such direction; or

•	would involve the trustee in personal liability.

Notice of default

Within 30 days after the occurrence of any Default or Event of Default, we are required to give written notice to the trustee and indicate the status of the Default or Event of Default and what action we are taking or propose to take to cure it, as further described under the caption “Description of Our Debt Securities—Events of Default, Remedies and Notice—Notice of Event of Default” of the accompanying base prospectus.

Defeasance

At any time, we may terminate all our obligations under the indenture as they relate to the notes, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate our obligations:

•	relating to the defeasance trust;
•	to register the transfer or exchange of the notes;
•	to replace mutilated, destroyed, lost or stolen notes; or
•	to maintain a registrar and paying agent in respect of the notes.

If we exercise our legal defeasance option, any Subsidiary Guarantee will terminate with respect to the notes.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	some of the covenants applicable to the notes, including those described above under “—Certain covenants—Limitations on liens” and “—Certain covenants—Restriction on sale-leasebacks”;

•

the guarantee provisions and the bankruptcy provisions with respect to a Subsidiary Guarantor described in the accompanying base prospectus under “Description of Our Debt Securities—Events of Default, Remedies and Notice—Events of Default”; and

•	the cross acceleration and the judgment default provisions and the provisions relating to certain amendments by our general partner described under “—Events of default—Events of default” above.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased notes may not be accelerated because of an Event of Default. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor (if any)) or sixth bullet points under “Description of Our Debt Securities—Events of Default, Remedies and Notice—Events of Default” in the accompanying base prospectus or because of a default under any of the three bullet points under “—Events of default—Events of default” above.

In order to exercise either defeasance option, we must:

•

irrevocably deposit in trust with the trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the notes to redemption or stated maturity, as the case may be;

•	comply with certain other conditions, including that no Default has occurred and is continuing after the deposit in trust; and

•	deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

Satisfaction and discharge

We may discharge all our obligations under the indenture with respect to the notes, other than our obligation to register the transfer of and exchange the notes, provided that we either:

•	deliver all outstanding notes to the trustee for cancellation; or

•

all such notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash or certain U.S. government obligations sufficient to pay the entire indebtedness of such notes, including interest to the stated maturity or applicable redemption date.

Amendment and waiver

We may amend the indenture or the holders of the notes may waive our compliance with certain covenants or past defaults under the indenture, as further described under the caption “Description of Our Debt Securities—Amendments and Waivers” of the accompanying base prospectus, subject to the following additional provisions which supersede the provisions in the accompanying base prospectus to the extent such provisions are inconsistent. With respect to amending the indenture as to matters that require the consent of the holders of a majority in principal amount of all debt securities of each series that would be affected by such amendment, the notes and any notes of the type described above under “—Additional issuances,” shall vote together as a single class with any future series of our senior notes (unless otherwise provided in the prospectus relating to such future series of senior notes) and any other series of our senior notes then outstanding which are entitled by their terms to vote on the amendment in question. On the date hereof, the following other series of senior notes are outstanding: 5.65% senior notes due 2016, 6.40% senior notes due 2018, 6.55% senior notes due 2019, 4.25% senior notes due 2021, 6.40% senior notes due 2037, 4.20% senior notes due 2042 and 5.15% senior notes due 2043.

Book-entry system; depository procedures

Global notes

Initially, the notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Note”). The Global Note will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of a nominee of DTC, as further described under the caption “Description of Our Debt Securities—Book Entry, Delivery and Form” of the accompanying base prospectus.

Clearstream and Euroclear

Beneficial interests in the Global Note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in

DTC. Investors may hold interests in the Global Note through either DTC (in the United States of America), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the Global Note with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the Global Note; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a Global Note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that Global Note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by that Global Note registered in their names, will not receive or be entitled to receive physical delivery of definitive notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the Global Note.

We, the trustee and our respective agents will not have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a Global Note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC’s system in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC’s system, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC.

Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Regarding the trustee

The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest after a Default has occurred under the indenture and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as trustee or resign as trustee.

If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of their own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes unless they have offered to the trustee reasonable security or indemnity against the costs and liabilities that it may incur.

U.S. Bank National Association serves as trustee under indentures for 5.65% senior notes due 2016, 6.40% senior notes due 2018, 6.55% senior notes due 2019, 4.25% senior notes due 2021, 6.40% senior notes due 2037, 4.20% senior notes due 2042 and 5.15% senior notes due 2043.

U.S. Bank National Association, as the trustee under the indenture, may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Paying agent and registrar

The trustee will initially act as paying agent and registrar for the notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Governing law

The indenture, any Subsidiary Guarantees and the notes are governed by and construed in accordance with the laws of the State of New York.

Certain definitions

“Commodity Trading Obligations” with respect to any Person, means the obligations of such Person under (1) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity cap agreement, commodity floor agreement, commodity collar agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof, designed to protect such Person against fluctuations in commodity prices or (2) any commodity swap agreement, commodity future agreement, commodity option agreement, commodity hedge agreement, and any put, call or other agreement or arrangement, or combination thereof (including an agreement or arrangement to hedge foreign exchange risks) in respect of commodities entered into by us pursuant to asset optimization and risk management policies and procedures adopted in good faith by the board of directors of our general partner.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom:

•

all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

•	the amount (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Issue Date” means the date on which the notes are initially issued under the indenture.

“Lien” means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

“Permitted Liens” means:

•	Liens upon rights-of-way for pipeline purposes;

•

any statutory or governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

•

the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

•

Liens for taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

•	Liens arising under, or to secure performance of, leases, other than capital leases;

•	Liens securing Permitted Hedging Obligations;

•

Liens arising by reason of any judgment, decree or order of any court not giving rise to an Event of Default, so long as any such Lien is being contested in good faith, and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

•	any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•	any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

•

any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•

any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

•

any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or the business of ourself and our Subsidiaries, taken as a whole.

“Permitted Hedging Obligations” of any Person shall mean (1) hedging obligations entered into in the ordinary course of business and in accordance with such Person’s established risk management policies that are designed to protect such Person against, among other things, fluctuations in interest rates or currency exchange rates and which in the case of agreements relating to interest rates shall have a notional amount no greater than the payments due with respect to the Obligations being hedged thereby and (2) Commodity Trading Obligations.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

“Principal Property” means any pipeline, terminal or terminal facility property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives, petrochemicals or ammonia, except, in the case of:

•

any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

•

any such property or asset, plant or terminal which, in the opinion of the board of directors of our general partner, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries that owns or leases, directly or indirectly through the ownership of or an ownership interest in another Subsidiary, any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

“Subsidiary” means, with respect to any Person,

•

any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

•

in the case of a partnership, any Person of which more than 50% of the partners’ capital interests (considering all partners’ capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

•

any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

Certain United States federal income tax considerations

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to our status as a partnership for U.S. federal income tax purposes.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances (including Medicare tax imposed on certain investment income), or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchase the notes in this offering for a price equal to the issue price of the notes (i.e., the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion also does not address any U.S. estate or gift tax or the tax considerations arising under the laws of any foreign, state, local or other jurisdiction.

Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of U.S. estate or gift, state, local or foreign tax laws and tax treaties.

Tax consequences to U.S. holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

•	an individual who is a U.S. citizen or U.S. resident alien;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If an entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Interest on the notes

Interest on a note generally will be includable in your income as ordinary income at the time the interest is received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes. It is anticipated, and the following discussion assumes, that the notes will not be treated as issued with more than a de minimus amount of original issue discount.

Disposition of the notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued but unpaid stated interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of individuals, estates and trusts currently may qualify for taxation at a lower rate than ordinary income. The deductibility of capital losses may be subject to limitation.

Information reporting and backup withholding

Information reporting will apply to payments of interest on, and the proceeds of the sale or other disposition of, notes held by you, and backup withholding may apply to payments of interest and sales proceeds unless you provide the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you timely provide the required information or appropriate claim form to the IRS.

Tax consequences to non-U.S. holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes and for U.S. federal income tax purposes you are not a U.S. holder or a partnership (including an entity treated as a partnership for such purposes).

Interest on the notes

Subject to the discussion of backup withholding and FATCA withholding below, payments to you of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if the interest is not effectively connected with your conduct of a U.S. trade or business, you properly certify as to your foreign status as described below, and:

•	you do not own, actually or constructively, 10% or more of our capital or profits interests;

•	you are not a “controlled foreign corporation” that is related to us (actually or constructively); and

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business.

The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN, W-8BEN-E or appropriate substitute form to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us with a properly executed IRS Form W-8BEN, W-8BEN-E (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. Please read “—Income or gain effectively connected with a U.S. trade or business.”

Disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•

the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if required by an income tax treaty, is treated as attributable to a permanent establishment or fixed base in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax in the same manner described under “—Income or gain effectively connected with a U.S. trade or business.” If you are a non-U.S. holder described in the second bullet point above, you will be subject to a flat 30% rate (or lower applicable treaty rate) for U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an income tax treaty, is treated as attributable to a permanent establishment or fixed base in the United States), then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates, but will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to the applicable withholding agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax” at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

United States backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the statement described in “Tax consequences to non-U.S. holders—Interest on the Notes” is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person.

Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if it:

•	is a United States person;

•	is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for U.S. federal income tax purposes; or

•

is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or gross proceeds from the sale or other disposition of, a note paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of interest on a note and will apply to payments of gross proceeds from the sale or other disposition of a note on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

The preceding discussion of material U.S. federal income tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, U.S. estate or gift, state, local and foreign tax consequences of purchasing, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

Underwriting

J.P. Morgan Securities LLC, Citigroup Global Markets Inc., RBC Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement, dated the same date as this prospectus supplement, among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes due 2025	Principal Amount of Notes due 2045
J.P. Morgan Securities LLC	$43,750,000	$43,750,000
Citigroup Global Markets Inc.	43,750,000	43,750,000
RBC Capital Markets, LLC	43,750,000	43,750,000
SunTrust Robinson Humphrey, Inc.	43,750,000	43,750,000
Barclays Capital Inc.	10,715,000	10,715,000
Mitsubishi UFJ Securities (USA), Inc.	10,715,000	10,715,000
Morgan Stanley & Co. LLC	10,714,000	10,714,000
PNC Capital Markets LLC	10,714,000	10,714,000
SMBC Nikko Securities America, Inc.	10,714,000	10,714,000
U.S. Bancorp Investments, Inc.	10,714,000	10,714,000
Wells Fargo Securities, LLC	10,714,000	10,714,000

Total	$250,000,000	$250,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes due 2025 and 0.50% of the principal amount of the notes due 2045. The underwriters may allow, and those dealers may reallow, a concession to certain other broker/dealers not in excess of 0.25% of the principal amount of the notes due 2025 and 0.25% of the principal amount of the notes due 2045. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the underwriting discount to be paid by us to the underwriters in connection with this offering.

Paid by us
Per note due 2025	0.650%
Per note due 2045	0.875%
Total	$3,812,500

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $0.5 million, and are payable by us.

New issue of notes; trading market

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot ensure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the notes will be made to investors on or about March 4, 2015, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing of the notes or on the next succeeding business day will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Price stabilization and short positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in process.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of the underwriters participating in this offering are lenders under our revolving credit facility, participants in our commercial paper program, or both, and may receive a portion of the proceeds of this offering through our repayment of the indebtedness outstanding under our revolving credit facility, if any, and commercial paper program with such proceeds.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any credit default swaps or such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal

The validity of the notes will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Andrews Kurth LLP, Washington, D.C. and Houston, Texas. Andrews Kurth LLP also performs legal services for us from time to time unrelated to this offering.

Experts

The consolidated financial statements of Magellan Midstream Partners, L.P. appearing in Magellan Midstream Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Information regarding forward-looking statements

Certain matters discussed in this prospectus supplement, the accompanying base prospectus and the documents incorporated in this prospectus supplement and the accompanying base prospectus by reference include forward-looking statements that discuss our expected future results based on current and pending business operations. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “plans,” “potential,” “projects,” “scheduled,” “should” and other similar expressions. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are not guarantees of future performance and are subject to numerous assumptions, uncertainties and risks that are difficult to predict. Therefore, actual outcomes and results may be materially different from the results stated or implied in such forward-looking statements included in this prospectus supplement and the documents incorporated in this prospectus supplement by reference.

In addition to the risk factors included under “Risk factors” in this prospectus supplement and the accompanying base prospectus, other specific factors which could cause actual results to differ materially from those in the forward-looking statements include:

•	overall demand for refined products, crude oil, liquefied petroleum gases and ammonia in the United States;

•	price fluctuations for refined products, crude oil, liquefied petroleum gases and ammonia and expectations about future prices for these products;

•	decreases in crude oil production in the basins served by our crude oil pipelines;

•	changes in general economic conditions, interest rates and price levels;

•	changes in the financial condition of our customers, vendors, derivatives counterparties, joint venture co-owners or lenders;

•

our ability to secure financing in the credit and capital markets in amounts and on terms that will allow us to execute our growth strategy, refinance our existing obligations when due and maintain adequate liquidity;

•

development of alternative energy sources, including, but not limited to, natural gas, solar power, wind power and geothermal energy, increased use of biofuels such as ethanol and biodiesel, increased conservation or fuel efficiency, as well as regulatory developments or other trends that could affect demand for our services;

•	changes in the throughput or interruption in service on refined products or crude oil pipelines owned and operated by third parties and connected to our assets;

•	changes in demand for storage in our refined products, crude oil or marine terminals;

•

changes in supply patterns for our facilities due to geopolitical events, the activities of the Organization of the Petroleum Exporting Countries, changes in U.S. trade policies, technological developments or other factors;

•	our ability to manage interest rate and commodity price exposures;

•	changes in our tariff rates implemented by the Federal Energy Regulatory Commission, the U.S. Surface Transportation Board or state regulatory agencies;

•	shut-downs or cutbacks at refineries, oil wells, petrochemical plants, ammonia production facilities or other customers or businesses that use or supply our services;

•	the effect of weather patterns and other natural phenomena, including climate change, on our operations and demand for our services;

•	an increase in the competition our operations encounter;

•	the occurrence of natural disasters, terrorism, operational hazards, equipment failures, system failures or unforeseen interruptions;

•	not being adequately insured or having losses that exceed our insurance coverage;

•	our ability to obtain insurance and to manage the increased cost of available insurance;

•

the treatment of us as a corporation for federal or state income tax purposes or if we become subject to significant forms of other taxation or more aggressive enforcement or increased assessments under existing forms of taxation;

•	our ability to identify expansion projects or to complete identified expansion projects on time and at projected costs;

•	our ability to make and integrate accretive acquisitions and joint ventures and successfully execute our business strategy;

•	uncertainty of estimates, including accruals and costs of environmental remediation;

•	our ability to cooperate with or rely on our joint venture co-owners;

•	actions by rating agencies concerning our credit ratings;

•	our ability to timely obtain and maintain all necessary approvals, consents and permits required to operate our existing assets and any new or modified assets;

•

our ability to promptly obtain all necessary services, materials, labor, supplies and rights-of-way required for construction of our growth projects, and to complete construction without significant delays, disputes or cost overruns;

•	risks inherent in the use and security of information systems in our business and implementation of new software and hardware;

•

changes in laws and regulations that govern product quality specifications or renewable fuel obligations that could impact our ability to produce gasoline volumes through our blending activities or that could require significant capital outlays for compliance;

•

changes in laws and regulations to which we or our customers are or become subject, including tax withholding issues, safety, security, employment, hydraulic fracturing, derivative transactions and environmental laws and regulations, including laws and regulations designed to address climate change;

•	the cost and effects of legal and administrative claims and proceedings against us or our subsidiaries;

•

the amount of our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to our competitors that have less debt or have other adverse consequences;

•	the effect of changes in accounting policies;

•	the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful;

•	the ability of third parties to perform on their contractual obligations to us;

•	petroleum product supply disruptions;

•	global and domestic repercussions from terrorist activities, including cyber attacks, and the government’s response thereto; and

•	other factors and uncertainties inherent in the transportation, storage and distribution of petroleum products and ammonia.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk factors” in this prospectus supplement, the accompanying base prospectus and those risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2014.

Where you can find more information

The SEC allows us to “incorporate by reference” information we file with it. This procedure means that we can disclose important information to you by referring you to documents we filed with the SEC. The information we incorporate by reference is part of this prospectus supplement and later information that we file with the SEC (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) will automatically update and supersede this information. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Definitive Proxy Statement on Schedule 14A filed on February 23, 2015; and

•

the description of our common units contained in our Form 8-A initially filed February 2, 2001, as amended by Amendment No. 1 to Form 8-A, filed on November 5, 2009, Amendment No. 2 to Form 8-A, filed on October 28, 2011, and any subsequent amendment thereto filed for the purpose of updating such description.

You may request a copy of these filings at no cost by making written or telephone requests for copies to:

Magellan Midstream Partners, L.P.

P.O. Box 22186

Tulsa, Oklahoma 74121-2186

Attention: Investor Relations Department

Telephone: (918) 574-7000

We also make available free of charge on or through our internet website at http://www.magellanlp.com our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus.

PROSPECTUS

MAGELLAN MIDSTREAM PARTNERS, L.P.

Common Units

Representing Limited Partner Interests

Debt Securities

We may from time to time offer and sell common units representing limited partner interests in us and debt securities. The debt securities that we issue under this prospectus may be guaranteed by one or more of our subsidiaries (other than Magellan GP, LLC, our general partner, and its subsidiaries), which we refer to as “Subsidiary Guarantors.” We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities we may offer and the specific manner in which we offer them will be included in a supplement to this prospectus relating to that offering.

You should carefully read this prospectus and any applicable prospectus supplement before you invest. You also should read the documents to which we have referred you in the “Where You Can Find More Information” section of this prospectus for information about us and our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common units are listed on the New York Stock Exchange under the symbol “MMP.” We will provide information in any applicable prospectus supplement regarding the trading market, if any, for any debt securities we may offer.

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors on page 3 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 2, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer of these securities in any state where the offer is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such document. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. We will disclose any material changes regarding those matters in an amendment to this prospectus, a prospectus supplement or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer and sell securities with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and the prospectus supplement relating to the securities offered to you together with the additional information described under the heading “Where You Can Find More Information.” To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

As used in this prospectus, “we,” “us,” “our” and “Magellan Midstream Partners” mean Magellan Midstream Partners, L.P. and, where the context requires, include our operating subsidiaries.

MAGELLAN MIDSTREAM PARTNERS, L.P.

We were formed as a limited partnership under the laws of the State of Delaware in August 2000 to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the transportation, storage and distribution of petroleum products. As of June 30, 2012, our three operating segments included:

•	our petroleum pipeline system, which is comprised of approximately 9,600 miles of pipeline and 50 terminals;

•	our petroleum terminals, which includes storage terminal facilities (consisting of six marine terminals located along coastal waterways and crude oil storage in Cushing, Oklahoma) and 27 inland terminals; and

•	our ammonia pipeline system, which is comprised of our 1,100-mile ammonia pipeline and six associated terminals.

Our principal executive offices are located in One Williams Center, Tulsa, Oklahoma 74172 and our phone number is (918) 574-7000.

RISK FACTORS

An investment in our securities involves risks. Before you invest in our securities you should carefully consider the risk factors included in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated herein by reference, and those risk factors that may be included in the applicable prospectus supplement, together with all of the other information contained in or incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference.” This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.”

If any of these risks were to materialize, our business, financial condition, results of operations or prospects could be adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus and any applicable prospectus supplement include forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.

Forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy,” “should” or “will” or the negative of those terms or other variations of them or by comparable terminology. Although we believe our forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to numerous assumptions, uncertainties and risks (including the risks described elsewhere in this prospectus or any applicable prospectus supplement and in the documents incorporated by reference into this prospectus or any applicable prospectus supplement) that may cause future results to be materially different from the results stated or implied in this document.

The following are important factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted:

•	overall demand for refined petroleum products, crude oil, natural gas liquids and ammonia in the United States;

•	price fluctuations for refined petroleum products, crude oil, natural gas liquids and ammonia and expectations about future prices for these products;

•	changes in general economic conditions, interest rates and price levels;

•	changes in the financial condition of our customers, vendors, derivatives counterparties or lenders;

•	our ability to secure financing in the credit and capital markets in amounts and on terms that will allow us to execute our growth strategy and maintain adequate liquidity;

•	development of alternative energy sources, including, but not limited to, solar power, wind power and geothermal energy, increased use of biofuels such as ethanol and biodiesel, increased conservation or fuel efficiency, as well as regulatory developments or other trends that could affect demand for our services;

•	changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to our assets;

•	changes in demand for storage in our petroleum terminals;

•	changes in supply patterns for our storage terminals due to geopolitical events;

•	our ability to manage interest rate and commodity price exposures;

•	changes in our tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies;

•	shut-downs or cutbacks at refineries, petrochemical plants, ammonia production facilities or other customers or businesses that use or supply our services;

•	the effect of weather patterns and other natural phenomena, including climate change, on our operations and demand for our services;

•	an increase in the competition our operations encounter;

•	the occurrence of natural disasters, terrorism, operational hazards, equipment failures, system failures or unforeseen interruptions for which we are not adequately insured;

•	the treatment of us as a corporation for federal or state income tax purposes or if we become subject to significant forms of other taxation or more aggressive enforcement or increased assessments under existing forms of taxation;

•	our ability to identify growth projects or to complete identified growth projects on time and at projected costs;

•	our ability to make and integrate acquisitions and successfully complete our business strategy;

•	uncertainty of estimates, including accruals and costs of environmental remediation;

•	actions by rating agencies concerning our credit ratings;

•	our ability to timely obtain and maintain all necessary approvals, consents and permits required to operate our existing assets and any new or modified assets;

•	our ability to promptly obtain all necessary materials and supplies required for construction, and to construct facilities without labor or contractor problems;

•	risks inherent in the use of information systems in our business and implementation of new software and hardware;

•	changes in laws and regulations that govern the product quality specifications that could impact our ability to produce gasoline volumes through our blending activities or that could require significant capital outlays for compliance;

•	changes in laws and regulations to which we are or could become subject, including tax withholding issues, safety, security, employment and environmental laws and regulations, including laws and regulations designed to address climate change;

•	the cost and effects of legal and administrative claims and proceedings against us or our subsidiaries;

•	the amount of our indebtedness, which could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds, place us at competitive disadvantages compared to our competitors that have less debt or could have other adverse consequences;

•	the effect of changes in accounting policies;

•	the potential that our internal controls may not be adequate, weaknesses may be discovered or remediation of any identified weaknesses may not be successful;

•	the ability of third parties to perform on their contractual obligations to us;

•	petroleum products supply disruption;

•	global and domestic economic repercussions from terrorist activities and the government’s response thereto; and

•	other factors and uncertainties inherent in the transportation, storage and distribution of petroleum products.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the section titled “Risk Factors” in this prospectus and the risk factors described in any applicable prospectus supplement, together with those in our latest Annual Report on Form 10-K, and any updates to those risk factors included in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Except as required by applicable securities laws, we do not intend to update our forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed our ratio of earnings to fixed charges for each of our fiscal years ended December 31, 2007, 2008, 2009, 2010 and 2011 and for the six months ended June 30, 2012. The computation of earnings to fixed charges is set forth on Exhibit 12.1 to the Registration Statement of which this prospectus forms a part.

Our ratios of earnings to fixed charges are set forth below for the periods indicated:

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2012
Ratio of earnings to fixed charges	5.0	6.7	4.0	4.2	4.7	4.9

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. In accordance with Item 503(d) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), for purposes of calculating the ratio of earnings to fixed charges: (a) fixed charges represents interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and (b) earnings represents the aggregate of income from continuing operations (before adjustment for income taxes, extraordinary loss (gain), earnings from equity investments and cumulative effect of change in accounting principle), fixed charges, amortization of capitalized interest and distributions from equity investments, less capitalized interest.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of our securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

Any debt securities that we offer under a prospectus supplement will be either senior debt securities or subordinated debt securities. Senior debt securities will be issued under the indenture dated as of August 11, 2010 between us and U.S. Bank National Association, as Trustee. If we decide to issue subordinated debt securities, we will issue them under a separate indenture among us, as issuer, the Trustee (as herein defined) and any Subsidiary Guarantors (as named and defined therein, but not to include our general partner or any of its subsidiaries) containing subordination provisions. References in this prospectus to an “Indenture” refer to the particular indenture under which we issue a series of debt securities.

The debt securities will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). We, the Trustee and any Subsidiary Guarantors may enter into supplements to the Indenture from time to time. This description is a summary of the material provisions of the debt securities and the Indentures. We urge you to read the senior indenture and the form of subordinated indenture filed as exhibits to the Registration Statement of which this prospectus is a part because those Indentures, and not this description, govern your rights as a holder of debt securities.

General

The Debt Securities

Any series of debt securities that we issue:

•	will be our general obligations;

•	will be general obligations of any Subsidiary Guarantors that guarantee that series; and

•	may be subordinated to our senior indebtedness, with any guarantees also being subordinated to any senior indebtedness.

The Indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the Indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of our general partner and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the date or dates on which the debt securities may be issued;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•	the dates on which the principal and premium, if any, of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	whether the debt securities are entitled to the benefits of any guarantees by the Subsidiary Guarantors;

•	whether the debt securities may be issued in amounts other than $1,000 each or multiples thereof;

•	any changes to or additional Events of Default (as herein defined) or covenants;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of any debt securities not in global form or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

The Subsidiary Guarantees

Our payment obligations under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by one or more Subsidiary Guarantors. The applicable prospectus supplement will describe the terms of any guarantee by the Subsidiary Guarantors.

The obligations of each Subsidiary Guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Subsidiary Guarantor; and

•	any collections from or payments made by or on behalf of any other Subsidiary Guarantors in respect of the obligations of the Subsidiary Guarantor under its guarantee.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If no default has occurred and is continuing under the Indenture, and to the extent not otherwise prohibited by the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice of the release by us to the Trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money (or a guarantee of such debt), except for any series of debt securities, other than a release resulting from a payment of such guarantees.

If a series of debt securities is guaranteed by the Subsidiary Guarantors and is designated as subordinate to our senior indebtedness, then the guarantees by the Subsidiary Guarantors will be subordinated to the senior indebtedness of the Subsidiary Guarantors to substantially the same extent as the series is subordinated to our senior indebtedness. See “—Subordination.”

Covenants

Reports

The Indenture contains the following covenant for the benefit of the holders of all series of debt securities:

So long as any debt securities are outstanding, we will:

•	for as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the Trustee, within 30 days after we file with the SEC, copies of the annual reports and of the information, documents and other reports that we are required to file with the SEC pursuant to the Exchange Act; and

•	if we are not required to file information with the SEC pursuant to the Exchange Act, file with the Trustee, within 30 days after we would have been required to file with the SEC, financial statements and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the Indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “Event of Default” under the Indenture with respect to a series of debt securities:

•	default in any payment of interest on any debt securities of that series when due that continues for 30 days;

•	default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment on any debt securities of that series when due;

•	failure by us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, by a Subsidiary Guarantor, to comply for 60 days after notice with the other agreements contained in the Indenture, any supplement to the Indenture or any board resolution authorizing the issuance of that series;

•	certain events of bankruptcy, insolvency or reorganization of us or, if the series of debt securities is guaranteed by the Subsidiary Guarantors, of the Subsidiary Guarantors; or

•	if the series of debt securities is guaranteed by the Subsidiary Guarantors:

•	any of the guarantees by the Subsidiary Guarantors ceases to be in full force and effect, except as otherwise provided in the Indenture;

•	any of the guarantees by the Subsidiary Guarantors is declared null and void in a judicial proceeding; or

•	any Subsidiary Guarantor denies or disaffirms its obligations under the Indenture or its guarantee.

Exercise of Remedies

If an Event of Default, other than an Event of Default with respect to us described in the fifth bullet point above, occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately.

A default under the fourth bullet point above will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if the series of debt securities is guaranteed by the Subsidiary Guarantors, the Subsidiary Guarantors, of the default and such default is not cured within 60 days after receipt of notice.

If an Event of Default with respect to us described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the Trustee or any holders.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the Trustee or the holders with respect to the debt securities of that series, but only if:

•	rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•	all existing Events of Default with respect to that series have been cured or waived, other than the nonpayment of principal, premium, if any, or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

If an Event of Default occurs and is continuing, the Trustee will be under no obligation, except as otherwise provided in the Indenture, to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any costs, liability or expense. No holder may pursue any remedy with respect to the Indenture or the debt securities of any series, except to enforce the right to receive payment of principal, premium, if any, or interest when due, unless:

•	such holder has previously given the Trustee notice that an Event of Default with respect to that series is continuing;

•	holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the Trustee pursue the remedy;

•	such holders have offered the Trustee reasonable indemnity or security against any cost, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•	the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

The holders of a majority in principal amount of the outstanding debt securities of a series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that:

•	conflicts with law;

•	is inconsistent with any provision of the Indenture;

•	the Trustee determines is unduly prejudicial to the rights of any other holder; or

•	would involve the Trustee in personal liability.

Notice of Event of Default

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we and any Subsidiary Guarantors are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any Subsidiary Guarantors have complied with all covenants contained in the Indenture or whether any default or Event of Default has occurred during the previous year.

If an Event of Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder a notice of the Event of Default by the later of 90 days after the Event of Default occurs or 30 days after the Trustee knows of the Event of Default. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to any debt securities, the Trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the Trustee in good faith determines that withholding such notice is in the interests of the holders.

Amendments and Waivers

We may amend the Indenture without the consent of any holder of debt securities to:

•	cure any ambiguity, omission, defect or inconsistency;

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•	provide for the assumption by a successor of our obligations under the Indenture;

•	add Subsidiary Guarantors with respect to the debt securities;

•	change or eliminate any restriction on the payment of principal of, or premium, if any, on any subordinated debt securities;

•	secure the debt securities or any guarantee;

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us or any Subsidiary Guarantor;

•	make any change that does not adversely affect the rights under the Indenture of any holder;

•	add or appoint a successor or separate Trustee;

•	comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

•	establish the form or terms of any new series of debt securities.

In addition, we may amend the Indenture if the holders of a majority in principal amount of all debt securities of each series that would be affected under the Indenture consent to it. We may not, however, without the consent of each holder of outstanding debt securities of each series that would be affected, amend the Indenture to:

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•	reduce the rate of or extend the time for payment of interest on any debt securities;

•	reduce the principal of or extend the stated maturity of any debt securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•	make any debt securities payable in other than U.S. dollars;

•	impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•	impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•	release any security that has been granted in respect of the debt securities, other than in accordance with the Indenture;

•	make any change in the amendment provisions which require each holder’s consent;

•	make any change in the waiver provisions; or

•	release a Subsidiary Guarantor other than as provided in the Indenture or modify such Subsidiary Guarantor’s guarantee in any manner adverse to the holders.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture requiring the consent of the holders of any series of debt securities becomes effective, we are required to mail to all holders a notice briefly describing the amendment with respect to other holders. The failure to give, or any defect in, such notice to any holder, however, will not impair or affect the validity of the amendment with respect to other holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each affected series, on behalf of all such holders, and subject to certain rights of the Trustee, may waive:

•	compliance by us or a Subsidiary Guarantor with certain restrictive provisions of the Indenture; and

•	any past default under the Indenture, subject to certain rights of the Trustee under the Indenture;

except that such majority of holders may not waive a default:

•	in the payment of principal, premium, if any, or interest; or

•	in respect of a provision that under the Indenture cannot be amended without the consent of all holders of the series of debt securities that is affected.

Defeasance

At any time, we may terminate, with respect to debt securities of a particular series, all our obligations under such series of debt securities and the Indenture, which we call a “legal defeasance.” If we decide to exercise our legal defeasance option, however, we may not terminate certain of our obligations, including those:

•	relating to the defeasance trust;

•	to register the transfer or exchange of the debt securities of that series;

•	to replace mutilated, destroyed, lost or stolen debt securities of that series; or

•	to maintain a registrar and paying agent in respect of the debt securities of that series.

If we exercise either our legal defeasance option or our covenant defeasance option, any subsidiary guarantee will terminate with respect to that series of debt securities.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under:

•	covenants applicable to a series of debt securities and described in the prospectus supplement applicable to such series, other than as described in such prospectus supplement;

•	the bankruptcy provisions with respect to the Subsidiary Guarantors, if any; and

•	the guarantee provision described above under “—Events of Default, Remedies and Notice—Events of Default” with respect to that series of debt securities.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default with respect to that series. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in the fourth, fifth (with respect only to a Subsidiary Guarantor, if any) or sixth bullet points under “—Events of Default, Remedies and Notice—Events of Default” above or an Event of Default that is added specifically for such series and described in a prospectus supplement.

In order to exercise either defeasance option, we must:

•	irrevocably deposit in trust with the Trustee money or certain U.S. government obligations for the payment of principal, premium, if any, and interest on the series of debt securities to redemption or final maturity, as the case may be;

•	comply with certain other conditions, including that no default has occurred and is continuing after the deposit in trust; and

•	deliver to the Trustee an opinion of counsel to the effect that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of General Partner

Magellan GP, LLC, our general partner, and its directors, officers and employees, as such, will not be liable for:

•	any of our obligations or the obligations of the Subsidiary Guarantors under the debt securities, the Indentures or the guarantees; or

•	any claim based on, in respect of, or by reason of, such obligations or their creation.

By accepting a debt security, each holder will be deemed to have waived and released all such liability. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include any obligation created or assumed by us (or, if the series is guaranteed, the Subsidiary Guarantors) for the repayment of borrowed money and any guarantee therefor, whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such obligation, it is provided that such obligation is subordinate or not superior in right of payment to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors), or to other obligations which are pari passu with or subordinated to the debt securities (or, if the series is guaranteed, the guarantee of the Subsidiary Guarantors). Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all of our indebtedness and that of any Subsidiary Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, of a Subsidiary Guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium, if any, or interest with respect to the subordinated debt securities upon any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors’ assets, to creditors:

•	upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the Subsidiary Guarantors; or

•	in a bankruptcy, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the Subsidiary Guarantors.

•	Additionally upon any such liquidation or dissolution or in any such bankruptcy, receivership or similar proceeding, until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests in us and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as our other subordinated debt securities.

If we do not pay any principal, premium, if any, or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and any declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	we and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	any specified issue of Senior Indebtedness of at least $100 million; and

•	any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York (“DTC”) will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be deposited with or on behalf of DTC and will not issue physical certificates to each holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the United States Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, any Subsidiary Guarantors, the Trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, any Subsidiary Guarantors, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with debt securities held for the account of customers registered in “street name.” Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the Trustee, any Subsidiary Guarantors or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and, in either event, a successor depositary is not appointed by us within 90 days; or

•	an Event of Default occurs and DTC notifies the Trustee of its decision to require that all of the debt securities of a series be represented by a global security.

The Trustee

We use the term “Trustee” to refer to the trustee appointed with respect to any such series of debt securities. We may appoint a separate trustee for any series of debt securities. We may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own debt securities. The applicable prospectus supplement will identify the Trustee and contain a description of our relationship, if any, with such Trustee.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

General

Our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our Fifth Amended and Restated Partnership Agreement, as amended by Amendment No. 1 thereto (as amended, the “partnership agreement”). For a description of the rights of holders of our common units to cash distributions, see “Cash Distributions” in this prospectus. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement” in this prospectus, Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on November 5, 2009 and Amendment No. 2 to our Registration Statement on Form 8-A filed with the SEC on October 28, 2011. We urge you to read the partnership agreement, as the agreement, and not this description, governs our common units.

Our outstanding common units are listed on the New York Stock Exchange, or NYSE, under the symbol “MMP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common units is Computershare Trust Company, N.A. We will pay all fees charged by the transfer agent for transfers of our common units, except the following that must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of our common units; and

•	other similar fees or charges.

There is no charge to our unitholders for disbursements of cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Transfer of Common Units

Each purchaser of our common units offered by this prospectus and any accompanying prospectus supplement must execute and deliver a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or recognized by us or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

An assignee will become a substituted limited partner for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on the books and records. Our general partner may withhold its consent in its sole discretion. Our common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner for the transferred common units. Until a common unit has been transferred on the books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

CASH DISTRIBUTIONS

Distributions of Available Cash

General. Within approximately 45 days after the end of each fiscal quarter, we will distribute all of our available cash to unitholders of record on the applicable record date. We will make distributions of available cash to all unitholders, pro rata.

Definition of Available Cash. We define available cash in our partnership agreement, and it generally means, for each fiscal quarter:

•	all cash (and cash equivalents) on hand at the end of the quarter;

•	less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to our unitholders for any one or more of the next four quarters;

•	plus any additional amount of cash that our general partner determines to distribute with respect to such quarter.

Restrictions on our Ability to Distribute Available Cash.

There is no guarantee that we will pay distributions on the common units in any quarter. Our ability to distribute available cash is contractually restricted by the terms of our credit facility. Our credit facility contains covenants requiring us to maintain certain financial ratios. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit facility.

Under the Delaware Revised Uniform Limited Partnership Act (as amended, the “Delaware Act”), a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

Our General Partner’s Interest

Our general partner has a non-economic general partner interest in us and does not have an interest in our distributions.

Effect of Issuance of Additional Units

We can issue additional common units or other partnership securities for consideration and under terms and conditions approved by our general partner in its sole discretion and without the approval of our unitholders. We may fund acquisitions through the issuance of additional common units or other equity securities.

Holders of any additional common units that we issue will be entitled to share equally with our then-existing unitholders in distributions of available cash. In addition, the issuance of additional interests may dilute the value of the interests of the then-existing unitholders in our net assets. Please read “Description of Our Partnership Agreement—Issuance of Additional Securities; Preemptive Rights.”

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. Any adjustments to the capital accounts will be pro rata among the unitholders holding units at the time of such adjustments. Please read “Description of Our Partnership Agreement—Liquidation and Distribution of Proceeds.”

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

This description is a summary of the material provisions of our partnership agreement. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distributions;”

•	allocations of taxable income and other tax matters are described under “Material Tax Considerations;” and

•	rights of holders of our common units are described under “Description of Our Common Units.”

For a more complete description of our partnership agreement, please read Amendment No. 1 to our Registration Statement on Form 8-A filed with the SEC on November 5, 2009 and Amendment No. 2 to our Registration Statement on Form 8-A filed with the SEC on October 28, 2011. The description of our partnership agreement contained herein and therein does not purport to be complete and is qualified in its entirety by reference to the complete text of that agreement, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on September 30, 2009, as amended by Amendment No. 1 to the partnership agreement, a copy of which is filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 28, 2011, and each is incorporated by reference in this prospectus. We urge you to read the partnership agreement as it is the agreement, and not this description, that governs your rights as a limited partner.

Purpose

Our purpose under our partnership agreement is to:

•	serve as a partner or sole member of certain of our subsidiaries;

•	engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that Magellan OLP, L.P., Magellan Pipeline Company, L.P. and Magellan Pipeline Terminals, L.P. (collectively, our “operating partnerships”) are permitted to engage in by their respective partnership agreements and, in connection therewith, to exercise all of the rights and powers given to us under the agreements relating to such business activity;

•	engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that our general partner approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act; and

•	do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to our operating partnerships or any subsidiary thereof.

Our general partner is not authorized to cause us to engage, directly or indirectly, in any business activity that it reasonably determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. Our general partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct its business.

Power of Attorney

Each limited partner, and each person who acquires a common unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution.

Status as Limited Partner or Assignee; Capital Contributions

Except as described below under “—Limited Liability,” the common units will be fully paid, and our common unitholders will not be required to make additional capital contributions to us.

An assignee of a common unit, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. Our general partner will vote and exercise other powers attributable to any of our common units owned by an assignee that has not become a substituted limited partner at the written direction of the assignee. Please read “—Meetings; Voting.” Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read “Description of Our Common Units—Transfer of Common Units.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, except as described below, generally to the amount of capital he contributed to us in respect of his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by our limited partners as a group:

•	to elect the board of directors of our general partner;

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take any other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from our partnership agreement.

Issuance of Additional Securities; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities, including common units, for the consideration and on the terms and conditions established by our general partner in its discretion, without the approval of our common unit holders.

Holders of any additional common units we issue will be entitled to share equally with any then-existing holders of our common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special designations, preferences, powers and duties, including special voting rights, to which common units are not entitled.

Neither our general partner nor any of the holders of our common units are entitled to preemptive rights in respect of issuances of additional common units or other partnership securities by us.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner, which may be withheld in its sole discretion. In addition, certain amendments require the approval of a majority of the members of our Conflicts Committee. Generally, any amendment must be approved by at least a majority of our outstanding common units. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees. Additionally, certain other amendments, as more particularly described in our partnership agreement, require the approval of holders of at least 90% of our outstanding common units voting together as a single class.

Any amendment that materially and adversely affects the rights or preferences of any type or class of our outstanding units in relation to other types or classes of units requires the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. Any amendment of certain director election and nomination provisions requires approval of two-thirds of our outstanding common units.

Merger, Sale or Other Disposition of Assets

The approval of the holders of a majority of our outstanding common units is required to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or to sell, exchange or otherwise dispose of all or substantially all of the assets of our operating partnerships. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

If conditions specified in our partnership agreement are satisfied and without prior approval of the limited partners, our general partner may merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity, our general partner obtains an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement.

Our unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Withdrawal or Removal of Our General Partner

Our general partner cannot withdraw at any time for any reason unless it has transferred all of its general partner in us in accordance with the applicable provisions set forth in our partnership agreement. Notwithstanding this limitation, our general partner can withdraw under the Delaware Act. If our general partner were to withdraw in violation of our partnership agreement, our partnership agreement sets forth the procedure for electing a successor general partner. Our general partner may not be removed unless the removal is approved by the vote of holders of 100% of our outstanding common units (including those held by our general partner and its affiliates), and we received an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is subject to the approval of a successor general partner by the vote of the holders of 100% of our outstanding common units.

Transfer of General Partner Interest

Our general partner may transfer its general partner interest in us to any person without unitholder approval. As a condition of this transfer: (i) our general partner must transfer its entire general partner interest in us in whole and not in part; (ii) the transferee must assume the rights and duties of our general partner to whose interest that transferee has succeeded and agree to be bound by the provisions of our partnership agreement; (iii) an opinion of counsel regarding limited liability and tax matters must be furnished; and (iv) the organizational documents of the owner of the general partner interest must provide for the establishment of a conflicts committee to approve certain matters with respect to our general partner and us, the selection of independent directors as members of such conflicts committee, and the submission of certain matters to the vote of such conflicts committee upon similar terms and conditions as set forth in the currently existing limited liability company agreement of our general partner so as to provide the limited partners and our general partner with the same rights and obligations as are contained in our partnership agreement.

Termination and Dissolution

We will continue as a limited partnership until terminated under the partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by the holders of a majority of our outstanding common units and, if our general partner is then an affiliate of The Williams Companies, Inc., after obtaining special approval;

(2)	the sale of all or substantially all of the assets and properties of us and our subsidiaries;

(3)	the entry of a decree of judicial dissolution; or

(4)	the withdrawal of our general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor. Please read “—Withdrawal or Removal of Our General Partner.”

Upon a dissolution under clause (4) and the failure to elect a successor general partner, the holders of units representing a unit majority may also elect, within specific time limitations, to reconstitute and continue our business on the same terms and conditions described in our partnership agreement by forming a new limited partnership on terms identical to those in our partnership agreement and having as general partner an entity approved by the holders of a majority of our outstanding common units subject to our receipt of an opinion of counsel to the effect that (1) the action would not result in the loss of limited liability of any limited partner and (2) neither us, the reconstituted limited partnership nor the operating partnerships would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as described below in “Cash Distribution Policy—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to our partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units then outstanding that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units from our general partner or its affiliates and any transferee of that person or group provided that our general partner notifies such transferee that such loss of voting rights does not apply. Our partnership agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Meetings; Voting

Except as described under “—Change of Management Provisions,” each unitholder or assignee who is a record holder of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by our general partner at the written direction of the record holder.

Any action that is required or permitted to be taken by our unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of common units necessary to authorize or take that action at a meeting. Special meetings of our unitholders may be called by our general partner or by our unitholders owning at least 20% of the units of the class for which a meeting is proposed. An annual meeting of limited partners for the election of directors to the board of directors of our general partner, and such other matters as the board of directors submits to a vote of the limited partners, is held on the second Wednesday in May of each year or on such other date as is fixed by our general partner. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of units has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities; Preemptive Rights.” Each holder of our common units is entitled to one vote for each common unit on all matters submitted to a vote of our common unit unitholders. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Directors on our general partner’s board of directors are elected by a plurality of the votes cast by the holders of our outstanding units. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate. Unitholders are not entitled to cumulative voting. Cumulative voting is a system for electing directors whereby a security holder is entitled to multiply his number of securities by the number of directors to be elected and cast the total number of votes for a single candidate or a select few candidates.

Our general partner may not be removed unless the removal is approved by the vote of the holders of 100% of our outstanding common units, including common units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of 100% of our outstanding common units. Please read “—Withdrawal or Removal of Our General Partner.”

For additional information regarding the voting rights associated with our common units, please read “—Amendments to Our Partnership Agreement,” “—Merger, Sale or Other Disposition of Assets” and “—Termination and Dissolution.”

Board of Directors

Our unitholders elect all of the directors of our general partner. The number of directors of our general partner’s board will be between seven and nine as determined from time to time by a majority of the directors of the general partner’s board. Any decrease in the number of directors by our general partner’s board may not have the effect of shortening the term of any incumbent director. The directors will be classified with respect to their terms of office by dividing them into three classes established pursuant to the limited liability company agreement of our general partner, each class to be as nearly equal in number as possible. At each annual meeting of our unitholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting. Each director will hold office for the term for which such director is elected or until such director’s earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. Our general partner’s board must maintain at least three directors meeting the independence and experience requirements of any national securities exchange on which any units or other partnership securities are listed or quoted.

Non-citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner, any departing general partner, or any affiliate of our general partner or any departing general partner; and

•	any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of our assets. Our general partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Right to Inspect Books and Records

Our general partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to our record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available unaudited financial information within 90 days after the close of each quarter. We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each limited partner;

•	a copy of our tax returns;

•	information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

•	copies of our partnership agreement, certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries’ best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

MATERIAL TAX CONSIDERATIONS

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Magellan Midstream Partners, L.P. and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments, to a limited extent, on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

No ruling has been or will be requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”); and (iii) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating subsidiaries for federal income tax purposes. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its Treasury Regulations, published revenue rulings and court decisions and the representations described below that:

•	We will be classified as a partnership for federal income tax purposes; and

•	Except for MGG GP Holdings, LLC, each of our operating subsidiaries will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	Except for MGG GP Holdings, LLC, neither we nor any of our subsidiary entities has elected or will elect to be treated as a corporation;

•	For each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

•	Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified pursuant to applicable Treasury Regulations.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become our limited partners will be treated as our partners for federal income tax purposes. Also: (a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and (b) unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as our partners for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Latham & Watkins LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units. A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”.

Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding our common units. The references to “unitholders” in the discussion that follows are to persons who are treated as our partners for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Tax Consequences of Unit Ownership—Entity-Level Collections,” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

(a)	interest on indebtedness properly allocable to property held for investment;

(b)	our interest expense attributed to portfolio income; and

(c)	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the amended and restated partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us.

Specified items of our income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to us by a third party contributor that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder acquiring common units from us in connection with a contribution of property will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the transaction. In the event we issue additional common units in an offering or engage in certain other transactions in the future, referred to as “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all holders of partnership interests immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

(a)	his relative contributions to us;

(b)	the interests of all the partners in profits and losses;

(c)	the interest of all the partners in cash flow; and

(d)	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our amended and restated partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

(a)	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

(b)	any cash distributions received by the unitholder as to those units would be fully taxable; and

(c)	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and, thereafter, absent new legislation, the U.S. federal income tax rates on both ordinary income and long-term capital gains will increase. Further, such rates are subject to change by new legislation at any time.

The Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (i) his share of our tax basis in our assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

We have adopted the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method.

Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Disposition of Common Units—Uniformity of Units.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Disposition of Common Units—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to any such offering. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.” To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We may not be entitled to any amortization deductions with respect to any goodwill properties conveyed to us or held by us at the time of any offering. Please read “—Disposition of Common Units—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at favorable rates. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

(a)	a short sale;

(b)	an offsetting notional principal contract; or

(c)	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures. In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Recent changes in law may affect certain foreign unitholders. Please read “—Administrative Matters—Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units. The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes.

The amended and restated partnership agreement names our general partner as our Tax Matters Partner. The Tax Matters Partner has made and will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued proposed Treasury Regulations providing that the withholding provisions described above will generally apply to payments of FDAP Income made on or after January 1, 2014 and to payments of relevant gross proceeds made on or after January 1, 2015. The proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Each prospective unitholder should consult his own tax advisor regarding the applicability these withholding provisions to an investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a U.S. person;

2.	foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(a)	for which there is, or was, “substantial authority”; or

(b)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

(a)	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties;”

(b)	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

(c)	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Currently, one such legislative proposal would eliminate the qualifying income exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We currently do business or own property in 23 states. Many of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

Tax Consequences of Ownership of Debt Securities

A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth in the prospectus supplement relating to the offering of debt securities.

INVESTMENT BY U.S. EMPLOYEE BENEFIT PLAN

An investment in our common units or debt securities by an employee benefit plan is subject to certain additional considerations because the investments of such plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA, which we refer to collectively as Similar Laws. As used herein, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts or other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, which we refer to as an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our units or debt securities, among other things, consideration should be given to (a) whether such investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws; (b) whether in making such investment, such plan will satisfy the diversification requirement of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws; (c) whether making such an investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code and any other applicable Similar Laws and (d) whether such investment will result in recognition of unrelated business taxable income by such plan and, if so, the potential after-tax investment return. Please read “Material Tax Considerations—Tax Exempt Organizations and Other Investors.” The person with investment discretion with respect to the assets of an employee benefit plan, which we refer to as a fiduciary, should determine whether an investment in our units or debt securities is authorized by the appropriate governing instrument and is a proper investment for such plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code (which also applies to IRAs that are not considered part of an employee benefit plan) prohibit an employee benefit plan from engaging in certain transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code.

The acquisition and/or holding of the debt securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the debt securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition, holding and, if applicable, conversion of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the debt securities should not be purchased or held (or converted to equity securities, in the case of any convertible debt) by any person investing “plan assets” of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of the debt securities, each purchaser and subsequent transferee of the debt securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

Plan Asset Issues

In addition to considering whether the purchase of our common units or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether such plan will, by investing in our units or debt securities, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of such plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Pursuant to these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things, (a) the equity interest acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws, (b) the entity is an “operating company” —i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or (c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest (disregarding certain interests held by our general partner, its affiliates and certain other persons) is held by the employee benefit plans that are subject to part 4 of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or Section 4975 of the Internal Revenue Code, IRAs and certain other employee benefit plans not subject to ERISA (such as electing church plans). With respect to an investment in our units, our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)). With respect to an investment in our debt securities, our assets should not be considered “plan assets” under these regulations because such securities are not equity securities or, even if they are issued with a feature that allows their conversion to equity securities, the securities into which they will be convertible will satisfy the requirements in (a) and (b) above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and Similar Laws should not be construed as legal advice. Plan fiduciaries contemplating a purchase of our limited partnership units or debt securities should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Latham & Watkins LLP, Houston, Texas and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Magellan Midstream Partners, L.P. appearing in Magellan Midstream Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of Magellan Midstream Partners, L.P.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In addition, we file annual, quarterly and current reports and other information electronically with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.magellanlp.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC. We have filed with the SEC a Registration Statement on Form S-3 relating to the securities offered by this prospectus. The Registration Statement, including the attached exhibits, contains additional relevant information about us. This prospectus is a part of the Registration Statement and does not contain all the information in the Registration Statement. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this prospectus. Whenever a reference is made in this prospectus to a contract or other document of Magellan Midstream Partners, the reference is only a summary and you should refer to the exhibits that are a part of the Registration Statement for a copy of the contract or other document. You may review a copy of the Registration Statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede information in this prospectus and other information previously filed with the SEC. Therefore, before you decide to invest in any securities under this prospectus, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the applicable offering under this prospectus and any prospectus supplement is completed or terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2011 filed on February 27, 2012;

•	Definitive Proxy Statement on Schedule 14A filed on February 24, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 3, 2012 and the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 filed on August 2, 2012;

•	Current Reports on Form 8-K filed on April 26, 2012 and on July 27 2012; and

•	The description of our common units and our partnership agreement contained in our Registration Statement on Form 8-A filed on February 2, 2001, as amended by Amendment No. 1 on Form 8-A/A filed on November 5, 2009, Amendment No. 2 on Form 8-A/A filed on October 28, 2011, and any subsequent amendment thereto filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations Department

Magellan Midstream Partners, L.P.

One Williams Center

Tulsa, Oklahoma 74172

Local phone: (918) 574-7000

Toll-free phone: (877) 934-6571